                                                                      EXHIBIT 12


                             TRUSERV CORPORATION
       SCHEDULE OF COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
           FOR THE FISCAL YEARS ENDED 1997, 1996, 1995, 1994 AND 1993
                                (000'S OMITTED)


                                                                 YEAR END
                                             -----------------------------------------------
                                               1997     1996      1995      1994      1993
                                             -------   -------   -------   -------   -------
NET EARNINGS AFTER TAX                       $42,716   $52,410   $59,037   $60,318   $57,023
ADD: TAX PROVISION                             1,600       362       176     1,163     2,582
                                             -------   -------   -------   -------   -------
PRETAX INCOME                                 44,316    52,772    59,213    61,481    59,605
                                             -------   -------   -------   -------   -------
ADD: FIXED CHARGES
     INTEREST PAID TO MEMBERS                 17,865    18,460    20,627    22,894    24,458
     OTHER INTEREST PAID                      19,100    10,175     9,298     7,493     7,429
                                             -------   -------   -------   -------   -------
     TOTAL INTEREST EXPENSE                   36,965    28,635    29,925    30,387    31,887
                                             -------   -------   -------   -------   -------
     RENTAL EXPENSES                          19,890    14,971    10,063     9,098     8,749
     % OF RENTAL EXPENSES                      33.33%    33.33%    33.33%    33.33%    33.33%
                                             -------   -------   -------   -------   -------
     APPLICABLE RENTAL EXPENSES                6,629     4,990     3,354     3,032     2,916
                                             -------   -------   -------   -------   -------
     TOTAL FIXED CHARGES                      43,594    33,625    33,279    33,419    34,803
                                             -------   -------   -------   -------   -------
PRETAX EARNINGS BEFORE FIXED CHARGES         $87,910   $86,397   $92,492   $94,900   $94,408
                                             =======   =======   =======   =======   =======
PRETAX EARNINGS RATIO TO FIXED CHARGES          2.02      2.57      2.78      2.84      2.71
                                             =======   =======   =======   =======   =======